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                                                                   Exhibit 10.20
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, is made as of this 17th day of February 1999 by and between BUCA, Inc., a Minnesota corporation (the "Company") and Joseph P. Micatrotto (the "Employee") and amends and restates in its entirety that Employment Agreement dated as of July 22, 1996, as previously amended to the date hereof, between the Company and the Employee.

         WHEREAS, the Company desires to employ Employee to devote full time service to the business of the Company and Employee desires to be so employed.

         NOW THEREFORE, IN CONSIDERATION of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions hereof, the Company shall employ Employee and Employee agrees to be so employed in the capacity of President and Chief Executive Officer for a term commencing the date hereof and ending on December 31, 2003.

         2. Duties. Employee shall diligently and conscientiously devote his full time and attention to the discharge of his duties as President and Chief Executive Officer. In such capacity, Employee shall at all times discharge said duties in consultation with and under the supervision of the Board of Directors of the Company. Employee shall perform such duties as may from time to time be given to him by the Board of Directors. In addition, so long as Employee shall be employed in the capacity of President and Chief Executive Officer, the Board of Directors shall use its best efforts to cause Employee to be elected to the Board of Directors.

         3. Base Salary. Commencing at the effective date hereof and continuing through and including December 31, 2003, the Company shall pay to Employee for services rendered hereunder as base compensation:

              Period                            Annualized Salary
              ------                            -----------------
February 15, 1999 to December 31, 1999          $325,000
January 1, 2000 to December 31, 2000            $335,000
January 1, 2001 to December 31, 2001            $350,000
January 1, 2002 to December 31, 2002            To be determined by
                                                Board  of  Directors,but not
                                                less than $350,000
January 1, 2003 to December 31, 2003            To be determined by Board of
                                                Directors, but not less than
                                                base salary paid in 2002
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         The base salary is payable in accordance with the Company's standard payroll practices as in effect from time to time.

         4. Bonuses. The Employee shall be entitled to receive annual incentive compensation equal to a percentage of his annual base salary. For the years ended December 31, 1999, 2000 and 2001, the maximum percentage of such incentive compensation shall be 30%, 35% and 40%, respectively. For the years ended December 31, 2001 and 2002, the maximum percentage shall be determined by the Board of Directors, but shall not be less than that established for the prior year. Payment of any incentive compensation shall be based upon the Company attaining certain performance targets selected by the Board of Directors and based upon the budget for the applicable year. The Board of Directors shall, at the beginning of each year, select five of the following six performance criteria for measuring the amount of any incentive compensation to be received by the Employee for that year: (i) number of new restaurant openings, (ii) number of operating weeks, (iii) restaurant operating profit, (iv) total sales,
(v) general and administrative expenses, and (vi) comparable restaurant sales. Each of the selected criteria shall represent 20% of the maximum bonus amount. The maximum 20% for any performance criteria will be deemed earned only if the actual results for a performance criteria are at least equal to 95% of the budgeted amount for such criteria; provided, however, that with respect to restaurant operating profit, the Employee will be entitled to 10% of maximum incentive compensation percentage if the actual results are greater than 95% but less than 100% of the budgeted amount, and with respect to total sales, the maximum 20% will be deemed earned only if actual results equal at least 98% of the budgeted amount. If actual results for any performance criteria are less than 95% of the corresponding budgeted amounts (or less than 98% with respect to total sales), no incentive compensation shall be payable in respect of such performance criteria.

         5. Stock Option. As an incentive to the Employee, the Company has granted to Employee stock options under the 1996 Stock Incentive Plan of Buca, Inc. and Affiliated Entities, as amended from time to time (the "Incentive Plan"), to purchase 126,666 shares of the Company's common stock, exercisable at $11.25 per share (the fair market value of the common stock at the date hereof, as determined by the Board of Directors) and vesting on the following terms: (i) 6,666 shares on each of December 31, 1999, 2000 and 2001, and (ii) 53,334 shares on each of December 31, 2002 and December 31, 2003. All such stock options shall terminate 10 years after the date of grant. The terms of such stock options are more fully set forth in the form of non-qualified stock option agreement attached as Exhibit A. Notwithstanding the above, these options are subject to shareholder adoption of an amendment to the Plan to increase the number of shares reserved thereunder, all as more specifically set forth in the stock option agreement attached as Exhibit A.

         6. Limitation on Stock Transfers. All of the shares of common stock of the Company which may be granted to Employee under this Agreement or which may be issued to Employee upon exercise of any option granted hereunder may not be sold or transferred in the absence of registration under the Securities Act of 1933 or an exemption therefrom. Unless there is a public market for the common stock of the Company, Employee shall not sell or transfer any shares of common stock of the Company without first offering such shares to the Company. The Company shall have sixty (60) days from the date of receipt of

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any offer from Employee to sell his shares to purchase the stock so offered. If the Company fails to purchase such shares, Employee may sell the shares free of the restriction provided herein on terms not less favorable than the offer made to the Company. If the sale is not completed within sixty (60) days following the expiration of the offer to the Company, the shares shall thereafter be subject to the rights of the Company to purchase such shares.

         7. Expenses. The Company shall reimburse Employee for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement. Employee shall present to the Company from time to time an itemized statement of account of such expenses in such form as may be required by the Company. In recognition of Employee's need for an automobile for business purposes, the Company will provide Employee with a $700 per month automobile allowance.

         8. Fringe Benefits. Employee shall be entitled to participate in such fringe benefit programs maintained by the Company as are available for other employees similarly situated. The Company shall (i) provide Employee with term life insurance having a death benefit of $1,000,000; (ii) obtain and pay the premium for standard family coverage for Employee and his family in the Company's group health plan; and (iii) provide Employee with long-term disability insurance with a benefit equal to 60% of his base salary. The Company shall also pay college tuition costs (excluding room and board) for Employee's son Justin, directly to the college or university attended by Justin at or before such time that tuition is due, so long as the Company is presented with a fee or other statement by Employee in adequate time for the Company to make such payment, up to a maximum of $20,000 per year and $80,000 in aggregate, provided that the college program shall be completed by December 31, 2001.

         9. Termination. Employee's employment hereunder shall be terminated upon the happening of any of the following events;

         (a) Expiration of the term of this Agreement, without renewal;

         (b) Death of the Employee;

         (c) Notice to Employee that his employment is terminated due to Employee's inability to perform his usual and customary duties by reason of physical or mental disability;

         (d) Without cause by the Company at any time upon thirty (30) days prior written notice to Employee;

         (e) By Employee upon thirty (30) days prior written notice to the Company;

         (f) By Employee, if, following a Change in Control of the Company as defined below, Employee's duties are Substantially Reduced or Negatively Altered, as defined below, without his prior written consent, upon thirty (30) days prior written notice to the Company; or


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         (g) At any time without notice by the Company for cause.

         For purposes of this Section, "Cause" means (i) Employee's conviction of a felony which constitutes a crime involving moral turpitude; (ii) Employee's misappropriation of funds, fraud or embezzlement; or (iii) Employee's willful or gross and repeated neglect of duties hereunder, or willful or gross repeated misconduct in the performance of such duties, so as to have a material adverse effect on the business, operations, assets, properties, or financial condition of Company, taken as a whole, determined in good faith by two-thirds of the Company's Board of Directors.

         For purposes of this Section, "Physical or Mental Disability" means any ailment or incapacity which prevents Employee from performing the duties incident to the Employee's employment hereunder which continued for a period of either (i) 90 consecutive days in any 12-month period or (ii) 180 days in any 12-month period, and which is expected to be of permanent duration.

         For purposes of this section, "Change of Control" with respect to the Company shall have occurred on the earliest of the following dates:

                  (i) the date after the date of this Agreement that any entity or person (including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) of more of the outstanding common shares of the Company;

                  (ii) the date the shareholders of the Company approve a definitive agreement: (A) to merge or consolidate the Company with or into another corporation, or to merge another corporation into the Company, in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities of another corporation, or other property, other than a merger or consolidation of the Company in which holders of common shares of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation or its parent corporation immediately after the merger as immediately before; or (B) to sell or otherwise dispose of substantially all of the assets of the Company; or

                  (iii) the date there shall have been a change in a majority of the Board of Directors of the Company within a twelve (12) month period unless the nomination for election by the Company's shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twelve (12) month period.

Notwithstanding the foregoing, a "Change in Control" with respect to the Company shall not be deemed to have occurred by reason of a private placement of securities of the Company that is authorized by the Board of Directors, or by a change in the directors occurring as a

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result of the exercise of rights conferred in any agreement between the Company and investors in any such private placement of securities.

"Substantially Reduced or Negatively Altered" means, without Employee's express written consent:

                  (i) the assignment to Employee of any duties inconsistent with Employee's positions, duties, responsibilities and status with the Company or a change in Employee's reporting responsibilities, titles or offices, or any removal of Employee from, or any failure to re-elect Employee to, any of such positions, except in connection with the termination of Employee's employment for cause, upon the physical or mental disability or death of Employee, or upon the voluntary termination by Employee;

                  (ii) a reduction in Employee's Base Salary below the minimum Base Salary in Section 3 hereof;

                  (iii) requiring Employee to move his residence more than 100 miles;

                  (iv) the failure by Company to continue in effect benefit plans substantially equivalent to the benefit plans in effect at the effective date of this Agreement or established during the term of this Agreement; the taking of any action by Company not required by law which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee; or the failure by Company to provide Employee with the number of paid vacation days, holidays and personal days to which Employee was then entitled in accordance with Company' normal leave policy in effect the effective date of this Agreement; or

                  (v) failure of any successor to the Company not otherwise bound by this Agreement to expressly assume and agree to perform the obligations of the Company under this Agreement.

         10. Effect of Termination. If Employee is terminated by the Company for cause as defined in Section 9(g) or if Employee terminates employment under
Section 9(e), Employee shall be paid only to the date of actual termination of employment and Employee shall not be entitled to any additional compensation for the year in which termination of employment occurs or any other termination payment.

         If Employee is terminated by reason of death or physical or mental disability, Employee or his estate shall be entitled to a termination payment equal to two (2) year's base salary then in effect and any options granted under this Agreement (including those granted as of the date hereof and those previously granted prior to this amendment and restatement) and remaining outstanding shall be fully vested, immediately exercisable and non-forfeitable. The termination payment in the case of termination due to physical or mental disability shall

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be made in 24 substantially equal monthly installments and shall be reduced by all disability insurance payments received by Employee during such period under disability insurance policies provided by the Company under Section 8 hereof.

         If Employee terminates employment for the reason specified in Section 9(f) or Employee is terminated by the Company without cause following a "Change in Control," or within one-hundred eighty (180) days prior to a "Change in Control" and such termination is related to the "Change in Control," Employee shall be entitled to a termination payment equal to eighteen (18) month's base salary then in effect, payable in eighteen (18) equal installments, beginning on the first day of the month following termination of employment, all stock options previously granted to Employee under this Agreement shall be fully vested, immediately exercisable and non-forfeitable, and the Company shall continue Employee's health benefits for one (1) year or, at its option, pay Employee's COBRA coverage premiums during the COBRA period. If Employee terminates employment as a result of a "Change in Control" but Employee's duties have not been "substantially reduced or negatively altered," Employee shall be entitled to a termination payment equal to twelve (12) month's base salary then in effect, payable in twelve (12) equal installments beginning the first day of the month following termination of employment and the stock options previously granted to Employee under this Agreement shall be full vested, immediately exercisable and non-forfeitable.

         If Employee is terminated by the Company without cause and other than associated with a "Change in Control" as outlined above, Employee shall be entitled to a termination payment equal to eighteen (18) months base salary then in effect, payable in eighteen (18) equal installments beginning on the first day of the month following termination of employment, and the options previously granted under this Agreement shall be fully vested, immediately exercisable and non-forfeitable.

         11. Excise Tax. Unless otherwise prohibited by applicable law, if an amount paid to Employee under this Agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any successor provision thereto, the Company shall pay to Employee an additional amount in cash equal to the amount necessary to cause the aggregate remuneration received by Employee under this Agreement, including such additional cash payment (net of all federal, state, and local income taxes and all taxes payable as a result of the application of Section 280G and 4999 of the Internal Revenue Code or any successor provisions thereto) to be equal to the aggregate remuneration executive would have received, excluding such additional payment (net of all federal, state, and local income taxes), if Section 280G and 4999 (and any successors thereto) have not been enacted into law. The adjustments, if any, required by this section shall be determined by tax counsel selected by Company's independent accountants with Employee's approval.

         12. Confidentiality. "Confidentiality Information" means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, including by not limited to:
(a) any information not generally known in the

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industry of the Company regarding the Company's pricing of services, research, development, marketing, servicing, business systems, and techniques; (b) financial information concerning the Company; and (c) any information that the Company may from time to time designate as "confidential," "proprietary," or "trade secrets" which is not generally known in the industry of the Company.

         Employee may have access to Confidential Information which the Company desires to protect at all times. The Employee understands, acknowledges, and agrees that the Company has expended substantial sums of money, time and effort in developing such Confidential Information and the Company will be substantially harmed in the competitive marketplace if the Confidential Information is used to its detriment or to the benefit of others.

         In recognition of the foregoing, Employee agrees that:

                  (a) Employee will not, during or after employment with the Company, directly or indirectly knowingly use or disclose any Confidential Information to any other person, firm or company, or in any way use for his benefit, or to the detriment of the Company, any information or knowledge obtained during the course of his employment with the Company, except as required in the conduct of the Company's business or as authorized in writing by the Company; and

                  (b) All memoranda, notes, records, papers and other documents and all copies thereof relating to the Company's operations and all objects related thereto are and remain the property of the Company; including, but not limited to, those developed, investigated, or considered by the Company. Employee will not copy or duplicate any of the aforementioned documents or objects nor use any information contained therewith, except for the Company's benefit, either during or after his employment.

         13. Covenant Not to Compete. The parties agree that the Company would be substantially harmed if Employee competes with the Company during employment with the Company or after termination of employment with the Company. Therefore, in exchange for the benefits provided to Employee hereunder, Employee agrees that during his employment with the Company and for a period of one (1) year after termination of such employment for any reason, Employee will not directly or indirectly, without the written consent of the Company;

                  (a) Own, operate or render services to any entity engaged, directly or indirectly, in owning or operating Italian restaurants within fifty (50) miles of any restaurant owned or managed by the Company; or

                  (b) Hire, offer to hire, entice away, or in any other way, persuade or attempt to persuade any entity or any employee, officer, agent, independent contractor, supplier, customer, or subcontractor of the Company to discontinue their relationship with the Company.

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         14. Disparagement. The Company and Employee agree that during and after the term of this Agreement, they will not knowingly vilify, disparage, slander or defame the other party or, in the case of the Company, its officers, directors, employees, business or business practices.

         15. Relocation Allowance. At the time of Employee's relocation for the Company, Employee shall be entitled to a relocation allowance of $50,000. In addition, until such relocation or such time as the Board determines otherwise, Employee shall be entitled to a living allowance of $1,500 per month. The allowance shall be payable by the Company on the last day of the month for said month.

         16. Remedy. Employee and the Company acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled to by law.

         17. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

         If to Company:       BUCA, INC.
                              1300 Nicollet Avenue
                              Suite 3043
                              Minneapolis, MN 55403

         If to Employee:      Joseph P. Micatrotto
                              8352 Suffolk Drive
                              Chanhassen, MN  55317

         18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

         19. Entire Contract. This Agreement constitutes the entire understanding and agreement between the Company and Employee with regard to the matters stated herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard to the employment of Employee by the Company.
This Agreement may be amended only in writing, signed by both parties hereto.

         20. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and shall inure to the benefit of and be binding upon the Employee, his heirs, distributees and personal representatives. In the event


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of Employee's death, any amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee's designee, or if there is no such designee, to Employee's estate.

         IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

                                   BUCA, INC.


                                   By: /s/   Greg A. Gadel
                                   Its: Chief Financial Officer


                                   /s/ Joseph P. Micatrotto
                                   Joseph P. Micatrotto